Exhibit 3.1

Amended and Restated

Articles of Incorporation

Of

Multi-Color Corporation

First: The name of the Corporation is MULTI-COLOR CORPORATION (the “Corporation”).

Second: The location of the principal office in Ohio is in the City of Batavia in Clermont County.

Third: The purpose for which this Corporation is organized shall be to engage in any lawful act or acts for which corporations may be formed under Sections 1701.01 to 1701.99 inclusive.

Fourth: The number of shares which the Corporation is authorized to have outstanding is 1,000, all of which shall be common shares, having par value of $0.01 per share.

Fifth: Indemnification of Directors and Officers.

A. Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer or member of a committee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another corporation (including a subsidiary of the Corporation) or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee, partner, trustee or agent, or in any other capacity while serving as such a director, officer, employee, trustee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Ohio Revised Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including, without limitation, the cost of reasonable settlements with or without suit, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be such a director, officer, employee, partner, trustee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section B of this Article Fifth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. To the extent any of the indemnification provisions set forth above prove to be ineffective for any reason in furnishing the indemnification provided, each of the persons named above shall be indemnified by the Corporation to the fullest extent not prohibited by applicable law. The right to indemnification conferred in this Section A shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). An advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that the omission or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. An advancement of expenses shall not be made if the Corporation’s Board of Director’s makes a good faith determination that such payment would violate applicable law.

B. Right of Indemnitee to Bring Suit. If a claim for indemnification pursuant to this Article Fifth is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful, in whole or in part, in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit.

The indemnitee shall be presumed to be entitled to indemnification under this Article Fifth upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such a suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

C. Non-Exclusivity of Rights; Survival. The rights to indemnification and advancement of expenses conferred in this Article Fifth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, certificate or articles of incorporation, regulation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Such rights shall also not be exclusive of, and shall be in addition to, any rights to which such person may be entitled by contract with the Corporation, which is expressly permitted hereby. Notwithstanding any amendment to or repeal of this Article Fifth, any indemnitee shall be entitled to indemnification in accordance with the provisions hereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

D. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, partner, trustee or agent of the Corporation or another corporation, partnership, joint venture, trust, limited liability company or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Ohio Revised Code.

E. Indemnity Contracts. The Corporation may enter into contracts from time to time with such of its directors, officers, agents, partners, trustees or employees and providing for such indemnification, insurance, and advancement of expenses as the Board of Directors determines to be appropriate.

Sixth: These Amended and Restated Articles of Incorporation supersede the Corporation’s existing articles of incorporation.